Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$769,162	$649,049	$2,195,734	$1,840,478
Management fee revenue - administrative services	17,154	16,151	51,139	46,976
Administrative services reimbursement revenue	206,754	187,118	604,349	544,411
Service agreement revenue	6,816	6,620	19,803	19,408
Total operating revenue	999,886	858,938	2,871,025	2,451,273

Operating expenses
Cost of operations - policy issuance and renewal services	613,007	523,349	1,757,531	1,513,690
Cost of operations - administrative services	206,754	187,118	604,349	544,411
Total operating expenses	819,761	710,467	2,361,880	2,058,101
Operating income	180,125	148,471	509,145	393,172

Investment income
Net investment income	17,322	14,642	49,235	30,360
Net realized and unrealized investment gains (losses)	2,925	(2,227)	2,983	(9,246)
Net impairment losses recognized in earnings	(698)	(113)	(3,763)	(1,917)
Total investment income	19,549	12,302	48,455	19,197

Other income	1,168	3,001	7,871	9,643
Income before income taxes	200,842	163,774	565,471	422,012
Income tax expense	41,012	32,734	117,186	86,879
Net income	$159,830	$131,040	$448,285	$335,133

Net income per share
Class A common stock – basic	$3.43	$2.81	$9.63	$7.20
Class A common stock – diluted	$3.06	$2.51	$8.57	$6.41
Class B common stock – basic and diluted	$515	$422	$1,444	$1,079

Weighted average shares outstanding – Basic
Class A common stock	46,189,059	46,189,037	46,189,038	46,188,962
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,306,514	52,299,369	52,301,001	52,298,655
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.275	$1.19	$3.825	$3.57
Class B common stock	$191.25	$178.50	$573.75	$535.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $23,547 and $12,542, respectively)	$221,213	$144,055
Available-for-sale securities	48,575	82,017
Receivables from Erie Insurance Exchange and affiliates, net	736,973	625,338
Prepaid expenses and other current assets, net	80,141	69,321
Accrued investment income	10,456	9,458
Total current assets	1,097,358	930,189

Available-for-sale securities, net	1,000,282	879,224
Available-for-sale securities lent	8,135	0
Equity securities	85,346	84,253
Fixed assets, net	480,707	442,610
Agent loans, net	79,829	58,434
Defined benefit pension plan	64,172	34,320
Other assets, net	48,318	42,934
Total assets	$2,864,147	$2,471,964

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$426,341	$353,709
Agent incentive compensation	60,073	68,077
Accounts payable and accrued liabilities	194,649	175,622
Dividends payable	59,377	59,377
Contract liability	42,754	41,210
Deferred executive compensation	15,836	10,982
Securities lending payable	7,905	0
Total current liabilities	806,935	708,977

Defined benefit pension plan	27,757	26,260
Contract liability	21,220	19,910
Deferred executive compensation	24,010	20,936
Deferred income taxes, net	12,777	11,481
Other long-term liabilities	23,493	21,565
Total liabilities	916,192	809,129

Shareholders’ equity	1,947,955	1,662,835
Total liabilities and shareholders’ equity	$2,864,147	$2,471,964
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